March 21, 1994

     PERSONAL AND CONFIDENTIAL

     Mr. Bert A. Tieben
     623 Cedar Grove
     Orange, CT  06477

             Re:  Consulting and Severance Agreement

     Dear Bert:

     This Consulting and Severance Agreement is entered into by and among you, AnnTaylor Stores Corporation ("ATSC") and AnnTaylor, Inc. ("AnnTaylor"), and evidences the agreement among you, Ann Taylor and ATSC with respect to the termination of your employment, effective as of February 4, 1994 (the "Separation Date"), as follows:

     1. The parties acknowledge that you have resigned from and terminated your employment with Ann Taylor and ATSC, effective as of the Separation Date. Ann Taylor and ATSC are sometimes referred to together herein as the "Company".

     2. In consideration of your services to the Company, your services as a consultant to the Company as set forth in paragraph 3 below, your consent to the release set forth in paragraph 6 and the representations and agreements set forth in this Letter Agreement, including those set forth in paragraph 7 hereof, the Company agrees to pay you the compensation described in paragraph 4 below, subject to the terms and conditions set forth in this letter.

     3. You agree to serve as a consultant to the Company with respect to administrative and other business matters affecting the Company, for a period of one (1) year from the Separation Date or such shorter time period during which you receive severance compensation as per section 4(a) of this Agreement. You shall be available to provide such consulting services during the consulting period for up to twenty (20) hours per week during regular business hours. The Company shall reimburse you for all reasonable out-of-pocket expenses incurred by you in connection with such services.

     4. Subject to the Agreement becoming effective, the Company agrees to pay you severance compensation as follows:

          (a) One (1) year severance compensation commencing as of the Separation Date, at your current base salary rate, less all applicable federal, state and local withholding taxes, payable in twenty-four (24) semi-monthy installments. In the event you commence full-time employment during the first six (6) months of this Agreement, your severance compensation will be limited to a maximum of six (6) additional months from the date you commence such full-time employment.
               Notwithstanding the foregoing, in the event you commence full-time employment during the first six (6) months from the Separation Date, your severance compensation will be limited to six (6) months and in the event you commence full-time employment later than six (6) months from the Separation Date, but before the first anniversary of the Separation Date, your severance compensation will terminate on the date you commence such full-time employment.

          (b) After the end of the Fall 1993 Season, you shall be paid a sum equal to the amount, if any, to which you would have been entitled under the Management Performance Compensation Plan for the Fall 1993 Season if you had continued to be an employee of Ann Taylor (less all applicable federal, state and local withholding taxes).

               (c) You shall have the right to continue your participation in the Ann Taylor medical and dental insurance programs at your current rate of contribution, for a period of one (1) year from the Separation Date, or such shorter time period during which you receive severance compensation as per section 4(a) of this Agreement. Nothing herein shall affect any of your rights as a former employee under any other Ann Taylor or ATSC employee benefit plan.

               (d) All stock options held by you under the AnnTaylor Stores Corporation 1989 Stock Option Plan are vested as of the Separation Date.

               (e) All stock options held by you under the AnnTaylor Stores Corporation 1992 Stock Option Plan shall vest as of the Separation Date.

               (f) Your vested vacation for four (4) weeks will be paid (less taxes) on February 28, 1994.

     5. The Company confirms that you remain covered by the indemnification provisions of the Charter and/or By-Laws of Ann Taylor and ATSC as they exist on the Separation Date, for all actions taken as an officer of Ann Taylor or ATSC.

     6 In consideration of the compensation described in paragraph 4 above, you voluntarily, knowingly and willingly release and forever discharge the Company and its parents, subsidiaries and affiliates, together with its and their respective officers, directors, partners, shareholders, employee, successors and assigns (collectively, the "Related Persons"), from any and all charges, complaints, claims, promises, agreements, controversies, causes of action and demands of any nature whatsoever which against any of them you or your heirs, executors, administrators, successors or assigns ever had, now have or hereafter can, shall or may have by reason of any matter, cause or thing whatsoever arising through and including the Separation Date. This release includes, but is not limited to, any rights or claims relating in any way to your employment relationship with the Company, or the termination thereof, or under any statute, including the federal Age Discrimination in Employment Act, Title VII of the Civil Rights Act, The Americans With Disabilities Act, the New York Human Rights Law, or any other federal, state or local law.

     7. You represent that you have not filed against the Company or any Related Person any complaints, charges or law suits arising out of your employment by the Company or any other matter arising on or prior to the Separation Date. You covenant and agree that you will not seek recovery against the Company or any Related Person arising out of any of the matters set forth in this paragraph or in paragraph 6; provided, however, that this shall not limit you from enforcing your rights under this Agreement.

     8. You represent that you have returned all Company property and information, except your laptop computer, which will be returned to the Company not later than four (4) months after the Separation Date, and agree to keep all Company information and trade secrets confidential and not to use any confidential Company information on your own behalf or on behalf of any third party.

     9. You acknowledge that you have had the opportunity to review this Agreement with your attorney, and that the Company is under no obligation to offer you the compensation set forth in paragraph 4, and that you are under no obligation to consent to the release set forth in paragraph 6 or the representations and agreements set forth in paragraph 7.

     10. You may have forty-five days to consider the terms of this Agreement. This Agreement shall become effective on the seventh (7th) day following your execution hereof, and upon such date, shall become effective as of the Separation Date.

     11. This Agreement supersedes any prior agreement, and constitutes the entire agreement, among you, ATSC and Ann Taylor with respect to the subject matter hereof, and may not be altered or modified other than in a writing signed by all the parties hereto. This Agreement shall remain binding upon any successor to Ann Taylor or ATSC (whether direct or indirect, by purchase, merger, consolidation or otherwise). This Agreement shall inure to the benefit of, and be enforceable by each of the parties' successors, and by your personal or legal representatives, executors, administrators, heirs, distributees, devisees and legatees.

     12. This Agreement will be governed by and construed in accordance with the laws of the State of New York, without reference to its choice of law rules.

     If this letter correctly sets forth your understanding, please execute and return the enclosed copy of this letter.

     Very truly yours,

     ANNTAYLOR STORES CORPORATION

     By: /s/   Paul E. Francis
           Executive Vice President
           Finance and Administration

     ANNTAYLOR, INC.

     By: /s/   Paul E. Francis
           Executive Vice President
           Finance and Administration

     AGREED, March 21, 1994

     /s/   Bert A. Tieben
     BERT A. TIEBEN